FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ENTERAYON, INC.

Pursuant to Section 242 and 245 of the General Corporation Law of the state of Delaware.  The current name of the corporation is Enterayon, Inc., incorporated in the State of Delaware on June 18, 2004.

FIRST

The name of the Corporation is Enterayon, Inc.

SECOND

The address of the registered office of the Corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Company Corporation, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH

Capitalization

The aggregate number of shares that the Corporation shall have authority to issue is Two Hundred and Sixty Million (260,000,000) shares of capital stock, of which Two Hundred and Fifty Million (250,000,000) shares are Common Stock, $0.001 par value per share (the “Common Stock”) and Ten Million (10,000,000) are Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

The following is a statement of the designations and the powers, preferences and rights, and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of each class:

1.           Except as any provision of law, any provision herein or elsewhere in the Certificate of Incorporation may otherwise provide, each share of Common Stock of the Corporation shall have the same rights, privileges, interest and attributes, and shall be subject to the same limitations, as every other share of the Corporation and shall entitle the holder of record of any such issued and outstanding share to receive an equal proportion of any cash dividends which may be declared, set apart or paid, an equal proportion of any distributions of the authorized but unissued shares of the Corporation and/or its treasury shares, if any, which may be made, an equal proportion of the distribution of any bonds or property of the Corporation, including the shares or bonds of other corporations, which may be made, and an equal proportion of any distributions of the net assets of the Corporation (whether stated capital or surplus) which may be made upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary; provided, that any distributions of the authorized but unissued shares of the Corporation and/or its treasury shares, if any, shall be made only in respect of shares of the same class, and, provided further, that no statement herein contained shall be deemed to limit, curtail, or divest the authority of the Board of Directors of the Corporation to make any proper distributions, including distributions of authorized but unissued shares, in relation to its treasury shares, if any. Each issued and outstanding share of Common Stock shall entitle the holder of record thereof to one vote per share.

2.           Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, relative rights and limitations as may be fixed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein or by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided for in the resolutions creating such series or required by applicable law.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

FIFTH

The name and address of the incorporator is as follows:   Brandon Laramore, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

SIXTH

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

(1)
The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)	The Board of Directors shall have power without the assent or vote of the Stockholders:

(a)
To make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)
To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3)
The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract of act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, the provisions of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

SEVENTH

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of duty in his/her capacity as a director, provided that such provision shall not eliminate or limit the liability of a director:

(i)	for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	under Section 174 of the DGCL; or

(iv)	for any transaction from which the director derived an improper personal benefit.

EIGHTH

The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under the DGCL.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under any By-law of the Corporation, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise.

NINTH

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, we, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the DGCL, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true under penalty of perjury, and accordingly have hereunto set our hand this 7th day of February, 2007.

Enterayon, Inc.

By:         /s/ Perry Leopold
Perry Leopold
President